UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2014

COMMUNITYONE BANCORP
(Exact name of registrant as specified in its charter)

North Carolina	000-13823	56-1456589

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1017 East Morehead Street, Charlotte North Carolina 28204
(Address of principal executive offices)

Registrant's telephone number, including area code: (336) 626-8300

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[	]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[	]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[	]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[	]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 12, 2014, CommunityOne Bancorp (the “Company”), the holding company of CommunityOne Bank, N.A. (the “Bank”), announced that Brian E. Simpson will step down as Chief Executive Officer of both the Company and the Bank, effective September 30, 2014. Mr. Simpson is also stepping down from the Board of Directors of both the Company and the Bank effective the same date. The Boards of Directors of the Company and the Bank are reducing the size of the boards from 9 to 8 members as a result of Mr. Simpson’s resignation.
In connection with Mr. Simpson’s departure, the Company, the Bank and Mr. Simpson entered into a Separation Agreement, dated as of September 11, 2014 (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Simpson will receive a severance payment of $2 million. In addition, the Separation Agreement provides for Mr. Simpson to be subject to various restrictive covenants, including a two-year covenant relating to non-solicitation and non-competition, as well as maintaining confidentiality. In addition, Mr. Simpson, the Company and the Bank have entered into a Consulting Agreement, dated as of September 11, 2014 (the “Consulting Agreement”), pursuant to which Mr. Simpson has agreed to assist in matters as may be requested by the President and Chief Executive Officer of the Company for a period of two years. Under the Consulting Agreement, Mr. Simpson will receive an annual consulting fee of $125,000. The Separation Agreement provides that the $2 million severance payment and the Consulting Agreement are both conditioned upon Mr. Simpson executing a release agreement in the form attached to the Separation Agreement.
The foregoing summary of the Separation Agreement and the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement and the Consulting Agreement, which are filed with this Current Report on Form 8-K as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference.
Mr. Robert L. Reid, 58, the current President of the Company and the Bank and a director on the Boards of Directors of the Company and the Bank, will continue to serve as the President of the Company and the Bank and as a member of the Board of Directors and has also been approved by the Board of Directors of both the Company and the Bank to succeed Mr. Simpson as Chief Executive Officer of the Company and the Bank, effective September 30, 2014 upon receipt of supervisory nonobjection. Prior to Mr. Reid’s appointment as President and Chief Executive Officer, Mr. Reid served as President of the Company and the Bank since October 21, 2011. Mr. Reid has also served as a director on the Board of Directors of the Company and the Bank since October 21, 2011. Prior to assuming the role of President, Mr. Reid was an independent consultant to the Company and the Bank from October 2010 to October 21, 2011 and prior to that, was an Executive Vice President/Managing director, Real Estate Division of Wachovia Corp. As President of the Company and the Bank, Mr. Reid has had primary responsibility for its lines of business, operations and technology, marketing, internal and external communications, community development and corporate real estate areas and thus is well suited to continue to lead the Company. Mr. Reid’s annual base salary remains the same pursuant to his Employment Agreement with the Company and the Bank, dated October 21, 2011, a copy of which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed October 24, 2011 and which is incorporated herein by reference.
There are no family relationships between Mr. Reid and any of the Company’s directors or executive officers, and the Company has not entered into any transactions with Mr. Reid that are reportable under Item 404(a) of Regulation S-K.
A press release, dated September 12, 2014, announcing these changes is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

10.1	Separation Agreement and Release, dated September 11, 2014, by and among Brian E. Simpson, the Company and the Bank.
10.2	Consulting Agreement, dated September 11, 2014, by and among Brian E. Simpson, the Company and the Bank.
99.1
Press release, dated September 12, 2014, announcing Brian E. Simpson will be leaving as Chief Executive Officer of CommunityOne Bancorp and CommunityOne Bank, N.A., and Bob Reid, President, will be assuming the role of President and Chief Executive Officer.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 12, 2014	COMMUNITYONE BANCORP
(Date)	(Registrant)

/s/ David L. Nielsen
David L. Nielsen
Chief Financial Officer